EXHIBIT 12
                                                                  ----------


                           DOW CORNING CORPORATION
                           -----------------------
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
              -------------------------------------------------
                           (in millions of dollars)


                                                     Six months ended June 30,
                                                     -------------------------
                                                         1994         1993
                                                        ------       ------

Earnings:

     Income from continuing operations before income
       taxes and minority interest                      $138.5       $113.6


     Less:
       Equity in earnings (losses) of less than 50%-owned
         companies in excess of distributed income        (0.3)        (0.5)

     Add:
       Fixed charges                                      46.3         30.5
       Amortization of capitalized interest                4.8          4.8

     Deduct:
       Interest capitalized during the period              4.8          5.6
                                                        ------       ------


Earnings for computation purposes                       $185.1       $143.8
                                                        ======       ======


Fixed charges:

     Interest on indebtedness, expensed or
       capitalized<F1>                                  $ 38.4       $ 22.6
     Portion of rents representative of the
       interest factor                                     7.4          7.7
     Amortization of debt expense                          0.5          0.2
                                                        ------       ------


Fixed charges for computation purposes                  $ 46.3       $ 30.5
                                                        ======       ======


Ratio of earnings to fixed charges                         4.0          4.7
                                                        ======       ======


[FN]
<F1>  Interest on indebtedness, expensed or capitalized incudes $14.1 in imputed interest recognized on the net discounted implant liability (as further discussed in Note 6 of Notes to Consolidated Financial Statements). [/FN]